Exhibit 10.1

SEPARATION AGREEMENT, INCLUDING

RELEASE AND WAIVER OF CLAIMS

1.             Parties.  The parties to this Separation Agreement, Including Release and Waiver of Claims (“Separation Agreement”) are as follows:

a.             Lucid, Inc., a corporation organized under the laws of the state of New York, with its principal office located at 2320 Brighton Henrietta T/L Road, Rochester, New York 14623, its affiliated entities and subsidiaries, and their directors, owners, investors, officers, employees, agents, representatives, attorneys, successors, and assigns (“Lucid” or the “Company”);

b.             Marcy Davis-McHugh, an individual currently residing at 302 Willowbend Road, Rochester, New York 14618, her legal representatives, heirs, executors, administrators, successors, and assigns (“Employee” or “Ms. Davis-McHugh”).

2.             Recitals.  This Separation Agreement is entered into with reference to the following:

(a)           Ms. Davis-McHugh and Lucid entered into a written employment agreement on December 1, 2010, governing the terms and conditions of the employment relationship between the Parties (the “Employment Agreement”);

(b)           Pursuant to Section 11(c) of the parties’ Employment Agreement, Ms. Davis-McHugh would be entitled to an immediate cash payment in the amount of $250,000 upon the termination of her employment;

(c)           Ms. Davis-McHugh was laid off from Lucid for economic reasons in connection with a company-wide reduction in force, with her last day of active employment being January 10, 2012; and

(d)           For sound business reasons and in the best interests of both Parties, it has been agreed that this Separation Agreement will: (i) terminate, rescind, and supersede the provisions of the Parties’ Employment Agreement (except as set forth in paragraph 10 below), including the provisions dealing with required payments upon termination referenced in paragraph 2(b) above; and (ii) fully and finally settle any and all differences or claims, whether known or unknown, that Ms. Davis-McHugh has had or now has against Lucid as a result of her employment relationship and Employment Agreement with Lucid and/or the termination of that Employment Agreement and employment relationship.

3.             Payments and Consideration to the Employee.

(a)           In exchange for the mutual agreements and covenants contained herein, Lucid agrees that, commencing on the first regular payroll date after the effective date of this Separation Agreement, it will pay to Ms. Davis-McHugh the total gross sum of $250,000, to be paid out as follows: (i) $50,000 upon the effective date of this Separation Agreement, less all ordinary and lawful deductions and taxes; (ii) $200,000 payable in seventy-eight (78) bi-weekly installments, to be paid on the Company’s regular payroll schedule, less all ordinary and lawful deductions and taxes.  The bi-weekly payments will begin on the first payroll date in February of 2012.

(b)           In further consideration of the mutual covenants and promises herein, the Parties agree that on the first regular payroll date after the effective date of this Separation Agreement, Lucid will issue to Ms. Davis-McHugh a single additional payment in the gross sum amount of $3,000, less all ordinary and lawful deductions and taxes.

(c)           In the event that Lucid closes a transaction in which it sells equity interests in the company and receives gross proceeds of at least $7,500,000 at any time during the thirty-six (36) month payment period referenced in paragraph 3(a), any and all remaining payments will be accelerated and paid in a lump sum, less all ordinary and lawful deductions and taxes.

(d)           The Parties agree that the total value of the consideration provided to Ms. Davis-McHugh in paragraphs 3(a) and 3(b) is greater than the value of any consideration to which she would have been entitled to receive under the termination provisions of the parties’ Employment Agreement.

4.             Unemployment Claim.  The Parties agree that in the event that Ms. Davis-McHugh makes a claim for unemployment insurance benefits, Lucid shall not oppose or contest such claim.

5.             Tax Treatment.  The amounts described in paragraph 3(a) of this Agreement are considered wages to Ms. Davis-McHugh from which Lucid shall make all required, lawful deductions in a manner consistent with its current payroll practice with respect to Ms. Davis-McHugh.

6.             No Further Payments.  The Parties agree that the consideration in paragraphs 3(a) and 3(b) is being provided in exchange for Ms. Davis-McHugh’s choosing to accept the terms of this Separation Agreement and, as a result of this Separation Agreement, Ms. Davis-McHugh is not entitled to receive any payments, wages, benefits, or any other type of consideration from Lucid, including any consideration that she might have been entitled to receive under the December 1, 2010 Employment Agreement, other than the consideration that is expressly set forth paragraphs 3(a) and 3(b).

7.             Release and Waiver of All Claims. Except as set forth herein, Ms. Davis-McHugh knowingly and voluntarily releases and forever discharges Lucid from any and all claims, causes of action, allegations, demands, actions, debts, covenants, contracts, liabilities, or damages from her employment with Lucid and/or from her termination of employment with Lucid, whether known or unknown, which she has or may have against Lucid at any time prior to the date of the execution of this Separation Agreement, including but not limited to claims pursuant to:

•                                                        the Americans with Disabilities Act (“ADA”), which prohibits discrimination on the basis of disability;

•                                                        the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment;

•                                                        Title VII of the Civil Rights Act of 1964, as amended, which prohibits retaliation and discrimination in employment based on race, color, national origin, religion or sex;

•                                                        the Older Worker’s Benefit Protection Act (“OWBPA”);

•                                                        the Family and Medical Leave Act (“FMLA”);

•                                                        the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended;

•                                                        the Equal Pay Act;

•                                                        the New York State Human Rights Law (“NYSHRL”)

•                                                        the New York Executive Law;

•                                                        the New York Labor Law;

•                                                        any other federal, state or local law or regulation prohibiting employment discrimination;

•                                                        claims for wrongful discharge, whether based on claimed violations of statute or based on claims in contract, tort, common law, or equity;

•                                                        claims for failure to pay wages due or other moneys owed, whether based on contract, statute, common law, or equity (including claims for unpaid vacation pay);

•                                                        claims for breach of contract including any and all claims for breach of the Employment Agreement;

•                                                        claims of fraud, misrepresentation, defamation, commercial or trade defamation, libel, slander, invasion of privacy, interference with prospective economic advantage; or disparagement of any kind or nature arising from Ms. Davis-McHugh’s employment with Lucid and/or termination of that employment;

•                                                        claims of negligence;

•                                                        claims of intentional or negligent infliction of emotional distress; and

claimed violations of any other federal, state, civil rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, contract, or tort, or common law having any bearing whatsoever on the terms and conditions and/or cessation of employment with Lucid, including but not limited to, any allegations for costs, fees or other expenses, including attorneys’ fees, incurred in these matters which she ever had, now has, or may have as of the date of this release.

Ms. Davis-McHugh understands that this Separation Agreement shall not affect her right to sue solely to challenge the validity of the ADEA waiver, as provided by applicable law.  Ms. Davis-McHugh also understands that she does not waive any rights or claims that may arise after the date this Separation Agreement is executed.  Finally, both parties agree that this release is intended to be as complete and inclusive as may be permitted by law.

8.             No Claims or Lawsuits.

(a)           Ms. Davis-McHugh affirms and represents that she has not caused or permitted to be filed, nor will she cause or permit to be filed on her behalf, any administrative or judicial complaints, charges, lawsuits, claims, demands or actions of any kind based on her employment relationship with Lucid or the termination of that relationship, including but not limited to the claims referenced in paragraph 7 of this Separation Agreement (but excluding lawsuits filed solely for the purpose of challenging the validity of the ADEA waiver).  Further, to the extent any such action has been or is brought, Ms. Davis-McHugh expressly waives any claim to any form of monetary or other damages or any other form of recovery or relief in connection with any such action, or in connection with any action brought by a third party, and she agrees that she will execute such papers or documents as Lucid determines may be necessary to have said complaint, charge, lawsuit, claim, demand or action dismissed with prejudice.  The Parties agree that this paragraph does not include any Unemployment Compensation claim that may be filed by Employee nor does it alter or change the agreement set forth in paragraph 4.

(b)           Ms. Davis-McHugh understands, however, that nothing in this Separation Agreement shall be construed to prohibit or prevent her from participating in any investigation or proceedings and/or from communicating with any state or federal agency, including the Equal Employment Opportunity Commission, to the extent, but only to the extent, that such right is protected under the law.  Notwithstanding the foregoing, Ms. Davis-McHugh acknowledges that she shall not be entitled to any legal or equitable relief therefrom.

9.             Prior Agreements.  The Parties agree that this Separation Agreement shall override and supersede all prior agreements between the Parties, including the December 1, 2010 Employment Agreement referenced in paragraph 2(a), except that the Parties specifically agree that the terms and conditions set forth in Section 8 and Section 9 of the Employment Agreement concerning non-disclosure of confidential information and covenants against competition and solicitation shall remain in full force and effect until they expire by their own terms.  Further, the Parties agree that the actions and remedies provided for in Section 15(b) of the Employment Agreement, which entitle Lucid to seek and obtain injunctive relief to restrain or prohibit a breach or threatened breach of Section 8 or Section 9 of the Employment Agreement, will continue to be available to Lucid.  The Parties specifically agree that in exchange for the consideration to be paid under this Agreement, Lucid shall have no obligation to make any further payment or provide any additional benefits pursuant to the Employment Agreement, including but not limited to, those payments and benefits set forth in Section 5, Section 6, Section 7, Section 10, Section 11, and Section 12, which terms are replaced and superseded by this Separation Agreement.

10.           Confidentiality.  Ms. Davis-McHugh agrees not to disclose any information regarding the existence or substance of this Separation Agreement, including the consideration provide to her, except as required by law.  The parties agree that provision does not prohibit Ms. Davis-McHugh from disclosing the existence and substance of this Separation Agreement to: (i)

her spouse; (ii) an attorney or accountant with whom she chooses to consult regarding her consideration of this Separation Agreement; or (iii) any government agency, such as the Equal Employment Opportunity Commission and the New York State Division of Human Rights, that may need such information or disclosure in order to conduct a lawful investigation or to enforce the civil rights laws of the United States and/or the State of New York.  Ms. Davis-McHugh also agrees that no disclosure shall be made to any such persons referred to in 10(i) or 10(ii) above, unless they have first agreed to abide by this confidentiality provision.  Any violation of this confidentiality provision shall be considered a breach of this Separation Agreement by Ms. Davis-McHugh and will entitle Lucid to invoke the remedies contained in paragraph 9, above.

11.           Admissions as to Liability.  Ms. Davis-McHugh and Lucid agree that this Separation Agreement does not constitute any admission as to the existence or non-existence of liability or damages or any other issue relating to or arising from Ms. Davis-McHugh’s employment relationship with Lucid or the termination of that employment relationship.

12.           Jurisdiction.  Ms. Davis-McHugh and Lucid agree that this Separation Agreement and any claims arising thereunder or related thereto shall be governed by and interpreted in accordance with the laws of New York and that the United States District Court for the Western District of New York or a New York state court of general jurisdiction (except to the extent preempted by federal law) shall have jurisdiction over any claims arising from this Agreement.

13.           Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Parties hereto and each of them, including the corporate party’s affiliated corporations, parent corporations, subsidiaries (whether or not wholly-owned), divisions, officers, directors, agents, representatives, employees and any all other related individuals and entities, if any, individually as well as in any other capacity.

14.           Severability.  In the event that any provision of this Agreement should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portions hereto shall remain in full force and effect, except that in the event the Release and Waiver of Claims in paragraph 7 and/or the Claims and Filing clause in paragraph 8 is determined by a court of competent jurisdiction to be unenforceable for any reason, then Lucid shall have the option to rescind this entire Agreement.

15.           Legal Advice.  By signing below, Ms. Davis-McHugh acknowledges that she has been advised of her right to consult an attorney of her choice and that Lucid has strongly advised her to consult an attorney of her choice before entering into this Separation Agreement.

16.           Consideration and Revocation Periods.  Ms. Davis-McHugh understands that she has forty-five (45) days to consider this Separation Agreement.  She may use as much of this period as she chooses.  If she elects to accept the terms of this Separation Agreement, including the release and waiver included in paragraph 7, she will sign and date the Separation Agreement in the presence of a notary public in the space provided below.  Once Ms. Davis-McHugh signs this Separation Agreement, it will become effective, enforceable, and irrevocable upon the expiration of seven (7) days following the date of her signature.  If Ms. Davis-McHugh decides to revoke this Separation Agreement, she will deliver a written notice of revocation to Karen Long at her Lucid office within seven (7) days after she signs the Separation Agreement.

17.           Modifications.  No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement, shall be binding upon any party hereto unless made in writing and signed by such party or by a duly authorized officer or agent of such party.

By signing below, Ms. Davis-McHugh acknowledges that:

•                  I have carefully read and understand the terms and conditions of this Separation Agreement, including the waiver and release in paragraph 7, and I voluntarily choose to accept the terms of this Settlement Agreement in connection with my separation from employment.

•                  I have been advised to seek the advice of legal counsel before agreeing to the terms of this Separation Agreement.

•                  I will have 7 days after the date I sign this agreement to revoke the Separation Agreement.  If Lucid does not receive written notice of my intent to revoke the Agreement by the 7th day, the Separation Agreement becomes effective, enforceable, and irrevocable.

•                  I have received the “Summary of Information for Reduction in Force” which is attached to this Agreement after the signature page.

•                  I received two copies of this document on or before January 20, 2012.  My 45 days to consider whether to sign and return it to Lucid, thereby agreeing to its terms, will expire on March 5, 2012.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have approved and executed this Separation Agreement, Including Release and Waiver of Claims on the dates specified below.

/s/ MARCY DAVIS-MCHUGH	January 30, 2012
MARCY DAVIS-MCHUGH	Date

STATE OF NEW YORK	)
COUNTY OF MONROE	) ss:

On the 30 day of January, 2012, before me, the undersigned, personally appeared Marcy Davis-McHugh, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

[SEAL]	/s/ VERNER C. KREUTER, IV
NOTARY PUBLIC

LUCID, INC.

By:	/s/ L. MICHAEL HONE	January 31, 2012
L. MICHAEL HONE, CEO	Date

STATE OF NEW YORK	)
COUNTY OF MONROE	) ss:

On the 31st day of January, 2012, before me, the undersigned, personally appeared L. Michael Hone, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity as the Chief Executive Officer of Lucid, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

[SEAL]	/s/ ALAN TAYLOR
NOTARY PUBLIC